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                                                                    EXHIBIT 10.6

August 28th, 1998


PERSONAL AND CONFIDENTIAL



Mr. David Bluestein
25 Wild Turkey Court
Ridgefield, Connecticut
06877

Dear David:

I am very pleased to offer you the position of President, Cott Beverages U.S.A. Inc., effective September 14th, 1998. This position will report directly to the C.E.O. of Cott Corporation and will be based at the corporate offices located at 5650 Whitesville Road, Suite 201, Columbus GA 31904207. This offer is conditional upon receiving the approval of the Board of Directors of Cott which will meet on September 14th, 1998.

While this letter will outline some of the terms and conditions of your employment with Cott Corporation, please note that this is not a contract of employment or a promise of employment for any specific term.

Your starting base salary will be U.S.$350,000.00 per annum paid semi-monthly. You will be provided with a car allowance of U.S. $14,300 per annum, also paid semi-monthly. Performance and salary are reviewed on an annual basis in April. You will be provided with an initial grant of 200,000 stock options which include your current fiscal year grant. The strike price will be equal to the closing price of Cott Common Shares on the Toronto Stock Exchange on the last day on which such shares are traded immediately before your first day of employment. In addition, you will be considered for annual option grants beginning with our next fiscal year, along with other senior executives.

In addition to the options granted, you will, within 30 days of your start date with Cott, purchase 50,000 shares of the Corporation in your own name.

In 1998 you are entitled to four (4) weeks of paid vacation, pro-rated for the percentage of 1998 during which you will be employed by Cott, up to a maximum of 20 working days. Regular annual entitlement of four (4) weeks vacation will commence in 1999. You are encouraged to take your vacation in the calendar year in which it is earned. All earned vacation must be taken by December 31st of the year following the one in which it is earned otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation time taken by you will be deducted from your final pay.


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You will be entitled to participate in the bonus plan as it currently exists effective your first day of employment. This plan would entitle you to a bonus of up to 100% of your fiscal salary, dependent upon Cott's financial performance. This plan is subject to change annually at the sole discretion of Cott. For the first year only, you will be guaranteed a bonus of 100%. In addition, you will also be paid a bonus of 160,000 U.S. to compensate you for that portion of the bonus you have earned for the period ending September 30, 1998 which is not paid to you by your previous employer. This will be paid to you on the latter of: signing of this letter by you and your first day of employment.

On the first of the month following 30 days of employment, you will be eligible for the Cott Beverages USA Benefit Program. Our Benefits Program includes medical, dental, short term and long term disability, and life insurance benefits. Note that there is a provision in our medical plan that limits the amount payable for a pre-existing illness. Employee contributions are required for our health insurance plans.

In addition, on the first day of a quarter following at least three months of employment, you will be eligible to participate in Cott's 401 (k) Savings and Retirement Plan.

Details on Cott's benefits will be sent to you under separate cover for your perusal. Additional information can be provided to you as you become eligible.

To enable you to work in Canada you will require a work authorization from Canada Immigration before entering Canada. Please contact Alison Eacock at 416-203-3898 ext. 312 so that you can begin this process immediately.

In the event that your employment is terminated by Cott for any reason other than just cause, Cott will provide you with a severance package equal to 24 months base salary, bonus, car allowance and benefits (excluding long and short term disability coverage and the out-of-country benefits). This payment will be inclusive of any amounts to which you would otherwise be entitled at law and no other compensation or payments will be made to you in such event. In addition, the payment will be subject to your signing a release in form and content satisfactory to Cott at such time.

Finally, upon the commencement of your employment you will be required to sign a confidentiality and non-competition covenant in favour of the Corporation on the terms and conditions set out in Appendix I to this letter.














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David, I am excited about having you join us. You have a lot to contribute to our company. I know that you can look forward to joining a dynamic and exciting organization.

Yours very truly,


/s/ Frank E. Weise, III

Frank E. Weise, III
President and Chief Executive Officer

FEW:ae

c.c.

I accept this offer and the terms identified herein.

/s/   David Bluestein
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David Bluestein                     Date